Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Six Flags Entertainment Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 10, 2011 includes an explanatory paragraph that states that the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on June 13, 2009. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on April 30, 2010. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of April 30, 2010. Accordingly, the Company’s consolidated financial statements prior to April 30, 2010 are not comparable to its consolidated financial statements for periods after April 30, 2010.

Our audit report on the consolidated financial statements also refers to the Company’s change of its method of evaluating variable interest entities as of January 1, 2010, change of its method of accounting for convertible debt that may be settled in cash as of January 1, 2009, and change of its method of measuring fair value as of January 1, 2008, due to the adoption of new accounting pronouncements issued by the Financial Accounting Standards Board.

KPMG LLP

Dallas, Texas
June 13, 2011